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                                                                     EXHIBIT 2.1


                             DISTRIBUTION AGREEMENT

         This Distribution Agreement (this "Agreement") is made and entered into on July 20, 1996, by and among Gulf Universal Holdings, Inc., a Texas corporation (the "Company"), Millard E. Morris ("Morris") and Aubrey T. Temple ("Temple").

                                    RECITALS

         A. The Company is the owner, directly or indirectly, of all issued and outstanding shares of capital stock of Southern Underwriters, Inc., a Louisiana corporation ("SUI"), Morris, Temple and Trent Financial Services, a Louisiana corporation ("MTTFS"), and the entities identified on Schedule 1 hereto (the "MorTem Corporations").

         B. Morris and Temple are the record and beneficial owners of shares of Common Stock, no par value, of the Company (the "Company Common Stock").

         C. The Company desires to distribute cash, all of the capital stock of the MorTem Corporations and 50% of the capital stock of SUI and MTTFS to Temple in exchange for all shares of Company Common Stock held by Temple, and Temple desires to accept such distribution, subject to the terms and conditions of this Agreement.

         D. The Company desires to distribute 50% of the capital stock of SUI and MTTFS to Morris, and Morris desires to accept such distribution, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

         1.      Distribution.

                 (a) Distribution to Temple. The Company hereby agrees to distribute to Temple on or prior to the Distribution Date (as defined below in Section 3) (i) all of the capital stock of the MorTem Corporations; provided that the Company may distribute all of the capital stock of less than all of the MorTem Corporations if such distribution would cause Temple to have direct or indirect ownership of all of the MorTem Corporations (the "MorTem Shares"),
(ii) 500 shares of Common Stock, par value $1.00 per share, of SUI (the "Temple SUI Shares"), (iii) 50 shares of Common Stock, no par value, of MTTFS (the "Temple MTTFS Shares"), and (iv) cash in the amount of $8,000,000.00. The Company also hereby agrees to make, prior to such distribution, a capital contribution (the "Capital Contribution") to such of the MorTem
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Corporations as are designated by Temple in the aggregate amount of
$4,068,148.23. Temple hereby agrees to accept the MorTem Shares, the Temple SUI Shares, the Temple MTTFS Shares and the cash distribution (the "Temple Distribution").

                 (b) Distribution to Morris. The Company hereby agrees to distribute to Morris on or prior to the Distribution Date (i) 500 shares of Common Stock, par value $1.00 per share, of SUI (the "Morris SUI Shares"), and
(ii) 50 shares of Common Stock, no par value, of MTTFS (the "Morris MTTFS Shares"). Morris hereby agrees to accept the Morris SUI Shares and the Morris MTTFS Shares.

                 (c) Delivery of Certificates. On or prior to the Distribution Date, the Company will deliver to each of Temple and Morris properly endorsed stock powers, with all applicable stock certificates attached, to evidence the transfer of the shares contemplated in Sections 1(a) and 1(b).

         2. Consideration. In consideration of the Temple Distribution, Temple hereby agrees to transfer to the Company 931.37 shares of Company Common Stock, representing all of Temple's ownership interest in the Company. On or prior to the Distribution Date, Temple will deliver to the Company properly endorsed stock powers, with all applicable stock certificates attached, to evidence the transfer of such shares to the Company.

         3. Distribution Date. For purposes of this Agreement "Distribution Date" shall mean the date of execution of an underwriting agreement with respect to the Company's registered public offering of the Company's Class A Common Stock (the "Offering") or such earlier date as may be agreed upon by the parties; provided that if the Distribution Date has not occurred prior to October 31, 1996, the obligations of each of the parties hereto will terminate.

         4.      Representations of Morris and Temple.

                 (a) Each of Morris and Temple hereby represents and warrants that:

                          (i) He has all requisite power and authority to execute and deliver this Agreement and to perform all of the transactions contemplated by this Agreement to be performed by him; and

                          (ii) Subject to Section 3, this Agreement will, when executed and delivered by the parties, constitute his valid and binding obligation, enforceable against him in accordance with its terms.

                 (b) Temple further represents and warrants that upon transfer of the shares of Company Common Stock to the Company, the Company will have beneficial ownership (and, upon appropriate





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recording in the books and records of the Company, record ownership) of such shares, free and clear of any and all liens and encumbrances other than the pledge of such shares to Banc One Capital Partners II, Ltd. ("Banc One") as security for the loan agreement between the Company and Banc One.

         5. Representations of the Company. The Company hereby represents and warrants to each of Morris and Temple that:

                 (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite corporate authority to execute and deliver this Agreement and to perform all of the transactions contemplated by this Agreement to be performed by it;

                 (b) The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated by this Agreement to be performed by the Company, have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement will, when executed and delivered by the parties and subject to Section 3, constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                 (c) Upon the distribution by the Company to each of Morris and Temple of the shares set forth in Section 1, each of Morris and Temple will have beneficial and record ownership of such shares, free and clear of any and all liens and encumbrances.

         6. Purchase of EMS Shares. For a period of 90 days after the Distribution Date, Temple or any MorTem Corporation owning all of the capital stock of Systems Operations, Inc., a Louisiana corporation (d/b/a Engineered Mechanical Services)("EMS"), shall have the right to require Morris to purchase from Temple 50% of the outstanding capital stock of EMS for an amount equal to $750,000 in cash. Payment for and delivery of the shares of EMS capital stock shall be due within 10 days of the receipt by Morris of Temple's written notice of his election to exercise such right.

         7. Tax Characterization. It is the express intention of the parties that the transactions contemplated by this Agreement qualify for tax-free treatment under section 355 of the Internal Revenue Code of 1986, as amended. In this regard, each of Morris and Temple represents that he has no presently existing plan or intention, nor has he engaged in any negotiations or entered into any arrangement, to sell or otherwise dispose of any of the shares to be distributed to him pursuant to this Agreement, and any decision made by him to sell or otherwise dispose of his stock subsequent to the distributions will be based solely upon the circumstances existing at such later time.





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         8.      Services Agreement.  Following the Distribution Date, the
Company agrees to provide certain management services to the MorTem Corporations on such terms as the parties shall mutually agree. Temple agrees to pay the sum of $600,000.00 over a 15 month period commencing with the Distribution Date. Said sum may be paid to the Company in a lump sum or installments.

         9. Further Assurances. Each of the parties agrees that he or it will, at any time, upon the request of any other party hereto, take, or cause to be taken, all actions and do, or cause to be done, all things (including without limitation executing, acknowledging and delivering additional agreements, instruments and documents) as may be necessary, appropriate or advisable in order to consummate or make effective the transactions contemplated by this Agreement in a manner consistent with the intentions and purposes of the parties including, without limitation, the delivery of such certificates or undertakings as may reasonably be required by counsel to the Company in connection with the rendering by such counsel of opinions with respect to the federal income tax treatment of the distributions contemplated herein.

         10.     Miscellaneous.

                 (a) Successors and Assigns. This Agreement will be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns and will inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

                 (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

                 (c) Amendment. This Agreement may not be amended except by an instrument signed by the parties hereto.

                 (d) Headings. Section headings in this Agreement are included herein for convenience of reference only and will not constitute a part of this Agreement for any other purpose.

                 (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the law of the State of Texas, without giving effect to the principles of conflict of laws of such State.

                 (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute but one and the same agreement.





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on July __, 1996.


                                        GULF UNIVERSAL HOLDINGS, INC.



                                        By:   /s/ MARK R. ANDERSON
                                            ------------------------------------
                                            Mark R. Anderson,
                                            President



                                        /s/ MILLARD E. MORRIS
                                        ----------------------------------------
                                        MILLARD E. MORRIS



                                        /s/ AUBREY T. TEMPLE
                                        ----------------------------------------
                                        AUBREY T. TEMPLE





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                                   Schedule 1

                              MORTEM CORPORATIONS

Gulf Audit Services, Inc.
M&T Aviation, Inc.
Morris, Temple & Trent of Arkansas, Inc.
Gulf Premium Acceptance Corp.
Morris, Temple & Company, Inc.
Systems Operations, Inc.





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